Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

THIS TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Kenneth Arola (“Executive”) and Extreme Networks Inc. (the “Company”).  This Agreement will become effective on the date it is signed by Executive (the “Effective Date”).  This Agreement was originally presented to Executive on May 12, 2016 (the “Agreement Date”).

FACTUAL RECITALS

This Agreement is entered into with respect to the following facts:

A.	Executive was employed by the Company as its SVP, Chief Financial Officer from on or about June 2, 2014 through May 31, 2016 (“Officer End Date”);
B.	Executive’s status as an officer of the Company will end on the Officer End Date and Executive’s last day of employment with the Company shall be the Separation Date (as defined below);
C.	The Company has offered to Executive certain separation benefits provided that Executive agrees to the terms of this Agreement and the release herein, and the Agreement becomes effective;
D.

The payments and benefits being made available to Executive pursuant to this Agreement shall satisfy all outstanding obligations under that certain offer letter agreement by between Executive and the Company dated as of May 2, 2014, as amended by that certain letter agreement dated as of February 10, 2015 (the “Offer Letter”), and the Offer Letter shall be superseded in its entirety by this Agreement; and

E.	Executive has elected to accept such separation benefits, and to terminate employment with the Company under the terms and conditions set forth below.

Accordingly, Executive and the Company now agree as set forth below.

AGREEMENT

1.Separation from Employment.  Executive acknowledges and agrees that his status as an officer of the Company will end effective as of the close of business on the Officer End Date, and shall thereafter be employed as an at-will employee of the Company.  Executive acknowledges and agrees that his status as an employee of the Company will end effective as of the close of business on June 30, 2016, unless terminated earlier by the Company for Cause (as defined in the Offer Letter) (June 30, 2016 or such earlier date, the “Separation Date”).  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.	Continued Services.
(i)

Transition Period.  During the period of time (the “Transition Period”) commencing on the Officer End Date and ending on the Separation Date, Executive shall continue to be employed by the Company on a full time basis and provide such services as deemed necessary by the Company in Executive’s areas of expertise and work experience and responsibility.

(ii)

Salary and Benefits Continuation.  During the Transition Period, Executive will continue to be paid his annual base salary as in effect on the Agreement Date in accordance with the Company’s normal payroll procedure  and be eligible for all employee benefit plans generally available to employees of the Company; provided, however, that, commencing on the Agreement Date, Executive shall not be eligible for (a) any annual performance bonus for fiscal year 2017, (b) participation in the Executive Change in Control Severance Plan or (c) any equity under the Company’s equity plan.  All payments made to Executive during the Transition Period will be subject to standard payroll deductions and withholdings.

(iii)

Equity Awards.  During the Transition Period, Executive’s outstanding equity awards, including any options to purchase shares of Company common stock, Company restricted stock units and Company restricted stock, (collectively, “Equity Awards”) shall continue to vest and, if applicable, become exercisable and the restrictions thereupon lapse in accordance with their original vesting schedules.  Vesting of Executive’s Equity Awards shall cease effective as of the Separation Date (after giving effect to the accelerated vesting provided in Section 3(iv) below) and any unvested shares underlying the Equity Awards as of such date shall automatically terminate.  Executive’s rights with respect to the exercise of vested options shall continue to be governed by and subject to the terms and conditions of the related stock option agreement or any other applicable equity plans/agreements under which they were granted.

(iv)

Section 16 Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report any matching transactions in Company common stock for six (6) months following the Officer End Date.  Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions involving the common stock of the Company until the end of such six (6) month period.

(v)

Protection of Information.  Executive agrees that, during the Transition Period and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.

3.Severance Consideration.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution of this Agreement  and, on or within thirty (30) days following the Separation Date, the General Release of Claims attached hereto as Exhibit A (the “Release”) becoming effective and irrevocable, as well as Executive’s performance of his continuing obligations pursuant to the terms of this Agreement and the terms of the Employee Innovations and Proprietary Rights Assignment Agreement dated June 10, 2014 (the “Confidentiality Agreement”) and any other proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, to provide Executive the severance benefits set forth below.

(i)

The Company shall pay to Executive $390,000.00 in a single cash lump sum. Such payment shall be made, less applicable withholdings and deductions, on or as soon as reasonably practicable following January 1, 2017.

(ii)

The Company shall pay to Executive his annual performance bonus, to the extent earned, for fiscal year 2016 based solely on the Company’s actual results against the Company’s goals for the year, as determined by the Company in its sole discretion.  Any such fiscal year 2016 annual performance bonus that becomes earned and payable under this Section 3(ii) shall be paid, less applicable withholdings and deductions, to Executive at the same time related bonuses are paid to the Company’s continuing executive employees.

(iii)

If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay that portion of the premium for Executive and Executive’s covered dependents necessary such that Executive contributes the same amount to COBRA coverage as Executive contributed to medical, dental and vision coverage prior to the Agreement Date (the “COBRA Premiums”), such payment to continue until the earlier of (i) the last day of the month during which the two (2) month anniversary of the Separation Date falls or (ii) the date Executive becomes eligible for comparable coverage under another employer’s plans.  After the Company ceases to pay the COBRA Premiums pursuant to the preceding, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.  Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(iv)

The Company shall accelerate the vesting of each Equity Award held by Executive as of the Separation Date with respect to that number of unvested shares subject to the Equity Award as otherwise would have vested had Executive continued employment with the Company through August 31, 2016.

(v)	Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(vi)

Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof, including, without limitation, any severance under the Offer Letter.

4.General Release of Claims.  As consideration of and in exchange for the payments and benefits described in Sections 2 and 3 herein, respectively, Executive and his successors release the Company, its parents and subsidiaries, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, whether now known or unknown, fixed or contingent, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to any claim arising out of his employment with and/or separation from the Company, including, but not limited to, any claims for breach of express or implied contract; wrongful termination; constructive discharge; discrimination; harassment; retaliation; fraud; defamation; infliction of emotional distress; any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act,  The Family Medical Leave Act, the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act, the Immigration and Nationality Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Family and Medical Leave law, or the California Labor Code, all as amended; and any claim or damage arising out of Executive’s employment with and/or separation from the Company under any common law theory, or any federal, state or local law, statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a State Fair Employment Practices Agency except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement.  This release of claims shall not affect Executive’s (i) existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect, (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; and (iv) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA.  In addition, the above release of claims is not intended to apply to or impact any continuing obligations the Company may have related any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan.

Executive, on behalf of himself and his successors, agrees not to sue or file any claims seeking monetary recovery from any of the released parties based upon any claim released by this Agreement.

5.Civil Code Section 1542 Waiver.  Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirm that he is releasing all known and unknown claims that he has or may have against the released parties listed in Section 4 above.

6.Agreement Not To Assist With Other Claims; Executive Representations.

(i)

Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees.  Subject to Section 4, Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees. This Section shall not apply to the Executive’s participation in any legal or administrative proceeding pursuant to a duly-issued subpoena or other compulsory legal process.
(ii)

Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

7.Prior Agreement and Return of Company Property.  Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any Confidentiality Agreement, a copy of each having been provided to Executive at his request. To the extent that he has not already done so, by the Separation Date, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, and financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.  Notwithstanding the foregoing, Executive agrees to return his Company laptop computer to the Company on the Separation Date for backup and deletion of all Company-related information; and then, upon the Effective Date, the Company shall give the cleaned laptop computer to Executive to retain for himself.

8.References. Executive understands and agrees that, provided that Executive directs all requests for employment references to the Company’s Executive Vice President, Chief Administrative Officer, HR, Legal & Corporate Secretary Katy Motiey, or her successor, the Company will respond to reference requests for Executive by providing his date of hire on or about June 2, 2014, his last date of employment of the Separation Date, his last position with the Company of EVP, Chief Financial Officer, and his last rate of pay with the Company of $370,000 per year plus potential bonus.  The Company will provide no further information.

9.Confidentiality.  Executive acknowledges that during his employment with the Company he received and/or obtained Confidential Information and Third Party Information as those terms are defined below.  Executive represents that at all times during the term of his employment he held in strictest confidence, and did not use, except for the benefit of the Company any Confidential Information of the Company.  Executive agrees that he will continue to keep confidential and not to use for the benefit of any person or entity all non-public information about the Company or third parties that he acquired during the course of his employment with the Company, including without limitation any Confidential Information or Third Party Information.  Executive acknowledges that “Confidential Information” means any Company personnel information, employee information, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, pricing, markets, software, processes, marketing, finances or other business information obtained by Executive and/or disclosed to Executive by the Company either directly or indirectly in writing or orally.  Executive further acknowledges that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

Executive acknowledges that the Company has received from third parties their confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such information (“Third Party Information”).  Executive represents that he has held all such confidential or proprietary information in the strictest confidence and agrees not to disclose any Third Party Information to any person, firm or corporation or to use it.

Nothing in this Agreement is intended to waive or release Executive from any and all obligations to the Company under any Confidentiality Agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of the Company and/or its employees.

10.Non-Disparagement.  Executive agrees that he will not make any disparaging statements about the Company, or any of its services, products, officers, directors, employees, customers, or channel partners except to the extent that such statements are made truthfully in response to a duly issued subpoena or other compulsory legal process.  The Company agrees that it will direct its officers and directors not to make any disparaging statements about the Executive, or any of his work product, except to the extent that such statements are made truthfully in response to a duly issued subpoena or other compulsory legal process.  The covenants of non-disparagement set forth in this Agreement are material terms hereof, and for the breach thereof, any aggrieved party will be entitled to pursue damages and seek injunctive relief.

11.Non-Solicitation.  Executive recognizes the highly competitive nature of the Company’s business and that Company employees are exposed to Company trade secrets, which may include Confidential Information regarding its employees; therefore, Executive agrees that for a period of one year following the Separation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

12.Section 409A Compliance.  The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code

(“Section 409A”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement.  In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

13.Transition; Cooperation.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

14.No Admission.  This Agreement shall never be considered at any time or for any purpose as an admission of liability by any party hereto, or that any party or person referred to herein in this Agreement acted wrongfully with respect to any other party or person.

15.Governing Law.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

16.Severability.  If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

17.Dispute Resolution.  In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration before a single arbitrator of the American Arbitration Association (“AAA”) in Santa Clara County, California pursuant to the AAA’s then-current arbitration rules for the resolution of employment disputes, which can be reviewed at www.adr.org.  Executive acknowledges that he waives his rights to have any disputes under this Agreement, or any dispute otherwise related to his employment or the termination thereof, resolved before a court or jury.

18.Entire Agreement and Modification.  This Agreement, along with the Release and any other agreements described herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Offer Letter, which agreements are hereby terminated and of no further legal force or effect. However, nothing in this Agreement or the Release shall waiver or release any obligations under any Confidentiality Agreements, which agreements shall remain in full force and effect. This Agreement and the Release may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

19.Execution in Counterparts.  This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced.  Furthermore, facsimile or electronic format signatures shall be enforceable as originals.

20.Accepting the Agreement.  To accept the Agreement, Executive must date, sign and return this Agreement to the attention of Katy Motiey at the Company no later than May 17, 2016.  If Executive does not sign and return the Agreement by May 17, 2016, the Agreement will expire.

EXECUTIVE ACKNOWLEDGES THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4, 5 AND 6 HEREIN) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENTS AND BENEFITS DESCRIBED IN SECTIONS 2 AND 3 HEREIN, WHICH INCLUDES CONSIDERATION HE WOULD OTHERWISE NOT BE ENTITLED TO RECEIVE.

AGREED:

Date:5/18/2016	/s/ KENNETH AROLA Kenneth Arola
Date:5/18/2016	EXTREME NETWORKS, INC. By: /s/KATY MOTIEY Name:Katy Motiey Title: Executive Vice President – Chief Administrative Officer – HR, Legal and Corporate Secretary

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of _________________, 2016, between Kenneth Arola (“Executive”) and Extreme Networks Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Section 2(b), below.

1.Acknowledgment of Payment/Receipt of All Wages and Benefits.  Except for payment of expense reimbursements owed to Executive through the Separation Date (as defined in that certain Transition and Separation Agreement entered into between the Parties dated as of May 12, 2016 (the “Transition and Separation Agreement”)), Executive acknowledges and agrees that Executive has been paid in full all wages (including, but not limited to, base salary, any applicable bonuses, and Executive’s last paycheck which includes his regular final pay through and including the Separation Date and which will be given to Executive by hand on the Separation Date).  Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company except as set forth in this Section 1 and, following the Effective Date, in Section 4 of the Transition and Separation Agreement.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

2.Executive’s Release of the Company.  Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a)Executive and his successors release the Company, its parents and subsidiaries, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, whether now known or unknown, fixed or contingent, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Release, including, but not limited to any claim arising out of his employment with and/or separation from the Company, including, but not limited to, any claims for breach of express or implied contract; wrongful termination; constructive discharge; discrimination; harassment; retaliation; fraud; defamation; infliction of emotional distress; any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the

Older Workers  Benefit Protection Act, The Family Medical Leave Act, the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act, the Immigration and Nationality Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Family and Medical Leave law, or the California Labor Code, all as amended; and any claim or damage arising out of Executive’s employment with and/or separation from the Company under any common law theory, or any federal, state or local law, statute or ordinance not expressly referenced above; provided, however, that nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a State Fair Employment Practices Agency except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement.  This release of claims shall not affect Executive’s (i) existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect, (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; and (iv) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA.  In addition, the above release of claims is not intended to apply to or impact any continuing obligations the Company may have related any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan.

Executive, on behalf of himself and his successors, agrees not to sue or file any claims seeking monetary recovery from any of the released parties based upon any claim released by this Release.

(b)Waiver of Rights under the Age Discrimination in Employment Act.  Executive is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Executive acknowledges that:

(i)Executive has been advised in writing to consult with an attorney prior to executing this Release, and has had the opportunity to do so;

(ii)Executive is aware of certain rights to which he may be entitled under the Act;

(iii)In exchange for executing this Release, Executive will receive severance pay and benefits provided for in the Transition and Separation Agreement to which he would otherwise not be entitled, and in addition to the compensation and benefits that he earned as an employee of the Company;

(iv)By signing this Release, Executive will not waive rights or claims under the Act which may arise after the execution of this Release;

(v)Executive has been given a period of at least 21 days to consider this Release, and understands that if he does not sign this Release he will not receive the severance pay and benefits described in Section 3 of the Transition and Separation Agreement; and

(vi)Executive has a period of seven days from the date of execution in which to revoke this Release by email notice to Katy Motiey at kmotiey@extremenetworks.com.  In the event Executive does not exercise his right to revoke this Release, the Release shall become effective on the date immediately following the seven-day revocation period described above.

(vii)Executive and the Company expressly agree that any revisions made to this Release, whether material or not, do not restart the running of the 21-day review period.

(c)Civil Code Section 1542 Waiver.  Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirm that he is releasing all known and unknown claims that he has or may have against the released parties listed in Section 1(a) above.

3.Executive Representations.  Executive represents and warrants that:

(a)Executive has returned to the Company all Company property in Executive’s possession pursuant to Section 7 of the Transition and Separation Agreement;

(b)Executive is not owed wages, commissions, bonuses or other compensation, other than any payments that become due under Section 3 of the Transition and Separation Agreement;

(c)During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation pursuant to worker’s compensation law;

(d)From the date Executive executed the Transition and Separation Agreement through the date Executive executes this Release, Executive has not made any disparaging comments about the Company, nor will Executive do so in the future; and

(e)Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.  Executive reaffirms his obligations under Sections 6 and 10 of the Transition and Separation Agreement.

4.Maintaining Confidential Information.  Executive reaffirms his obligations under any Confidentiality Agreement (as defined in the Transition and Separation Agreement).  Executive acknowledges and agrees that the payments provided in Section 3 of the Transition and Separation Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.  Executive reaffirms his confidentiality obligations under Section 9 of the Transition and Separation Agreement.

5.Cooperation with the Company.  Executive reaffirms his obligations to cooperate with the Company pursuant to Section 13 of the Transition and Separation Agreement.

6.Non-Solicitation.  Executive reaffirms his obligations to cooperate with the Company pursuant to Section 11 of the Transition and Separation Agreement.

7.Severability.  The provisions of this Release are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

8.Choice of Law.  This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

9.Integration Clause.  This Release and the Transition and Separation Agreement (and any agreements referenced therein) contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written.  This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a member of the board of directors of the Company.

10.Execution in Counterparts.  This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.  Facsimile signatures shall have the same force and effectiveness as original signatures.

11.Intent to be Bound.  The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE ACKNOWLEDGES THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE. EXECUTIVE UNDERSTANDS THAT HE MAY HAVE AT LEAST 21 DAYS TO CONSIDER THIS RELEASE, THAT HE MAY NOT SIGN IT PRIOR TO THE SEPARATION DATE, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE DESCRIBED IN THE TRANSITION AND SEPARATION AGREEMENT, WHICH INCLUDES CONSIDERATION HE WOULD OTHERWISE NOT BE ENTITLED TO RECEIVE.

Date:	Kenneth Arola
Date:	EXTREME NETWORKS, INC. By: Name: Title:

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